ATTACHMENT TO THE

AMENDMENT TO REPORT OF OPERATION OF BUSINESS TRUST

OF

NEIMAN FUNDS

(Registration Number 1362821)

Daniel Neiman, Secretary, Treasurer and President of the above named business trust certifies that the Report of Operation of Business Trust is being amended pursuant to Section 1746.07 of the Ohio Revised Code, and, a certified copy of Amendment No. 10 to the Agreement and Declaration of Trust of Neiman Funds is attached hereto.

/s/ Daniel Neiman

Daniel Neiman

Secretary, Treasurer and President

SEE ATTACHED CALIFORNIA ACKMOWLEDGEMENT

NEIMAN FUNDS

Amendment No. 10

to

Agreement and Declaration of Trust

The undersigned Secretary, Treasurer and President of Neiman Funds (the "Trust") hereby certifies that the following resolution was adopted by the Board of Trustees of the Trust by written consent with effect as of January 30, 2024:

RESOLVED, that pursuant to Section 4.1 of the Agreement and Declaration of Trust of Neiman Funds, we hereby amend, in part, the first paragraph of Section 4.2 to read as follows:

"Effective January 30, 2024, the ADVISORS CAPITAL US DIVIDEND FUND Series of Shares shall be known as ADVISORS CAPITAL TOTAL RETURN – EQUITY FUND."

==================================================================

The names and addresses of the current trustees are:

Name	Address
Suzanne Dimeff	305 Spindrift Drive, Williamsville, NY 14221
Darla Clark	305 Spindrift Drive, Williamsville, NY 14221
Michael Lomas	305 Spindrift Drive, Williamsville, NY 14221
Robert Boerner	305 Spindrift Drive, Williamsville, NY 14221

Date: January 30, 2024

Daniel Neiman

Secretary, Treasurer and President